EXHIBIT 99.1

CIM PORTFOLIO

COMBINED STATEMENT OF REVENUES AND CERTAIN EXPENSES

CIM PORTFOLIO

COMBINED STATEMENT OF REVENUES AND CERTAIN EXPENSES

(In thousands)

	Three Months Ended March 31, 2022
	Acquired Properties(1)	Properties To Be Acquired(2)	Total
	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
Revenue from tenants	$19,417	$6,096	$25,513
Other income	4	47	51
Total revenues	19,421	6,143	25,564

Certain expenses:
Property operating expense	7,436	2,203	9,639
Total expenses	7,436	2,203	9,639

Revenues in excess of certain expenses	$11,985	$3,940	$15,925

(1) Includes 56 properties acquired in the three months ended March 31, 2022 and 23 properties acquired subsequent to March 31, 2022.

(2) Includes two properties that have not yet been acquired.

The accompanying notes are an integral part of the combined statement of revenues and certain expenses.

CIM PORTFOLIO

NOTES TO COMBINED STATEMENT OF REVENUES AND CERTAIN EXPENSES

Note 1 — Organization

On December 17, 2021, American Finance Trust, Inc. (now known as “The Necessity Retail REIT, Inc.”), a Maryland corporation (the “Company”) and its subsidiary, American Finance Operating Partnership L.P. (now known as “The Necessity Retail REIT Operating Partnership L.P.”), a Delaware limited partnership (the “Operating Partnership”), entered into a definitive purchase and sale agreement (the “PSA”) to acquire, in the aggregate, 81 properties (the “CIM Portfolio”), from certain subsidiaries of CIM Real Estate Finance Trust, Inc. (the “Sellers”) for approximately $1.3 billion (the “Purchase Price”). The acquisition of the CIM Portfolio is referred to herein as the “Transaction” or the “Transactions.” The CIM Portfolio consists of 79 power centers and grocery-anchored multi-tenant retail centers, two single-tenant retail properties and a detention pond parcel, located across 27 states and aggregating approximately 9.5 million square feet. The 79 power or grocery-anchored centers are leased primarily to “necessity-based” retail tenants. Upon the closing of the Transactions, the Operating Partnership will acquire all of the rights, titles and interests in each of the acquired CIM Portfolio properties owned by the applicable Sellers. During the three months ended March 31, 2022, the Company closed on 56 properties and subsequent to March 31, 2022 the Company closed on 23 properties. The Company expects to close on the remaining two properties in the second quarter of 2022.

Note 2 — Basis of Presentation

The accompanying combined statement of revenues and certain expenses for the CIM Portfolio has been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (the “SEC”) and with the provisions of SEC Rule 3-14 of Regulation S-X, which require certain information with respect to real estate operations to be included with certain filings with the SEC. The accompanying combined statement of revenues and certain expenses for the CIM Portfolio includes the combined historical revenues and certain expenses of the CIM Portfolio for the 56 properties acquired as of March 31, 2022 (includes revenues and certain expenses from January 1, 2022 through the respective property acquisition dates in the first quarter of 2022) and the 23 properties acquired subsequent to March 31, 2022 (together, the “Acquired Properties”), as well as the remaining properties to be acquired (the “Properties To Be Acquired”).

The accompanying combined statement of revenues and certain expenses for the CIM Portfolio is exclusive of items which may not be comparable to the proposed future operations of the CIM Portfolio subsequent to its acquisition by the Company. Material amounts that would not be directly attributable to future operating results of the CIM Portfolio are excluded, and the combined statement of revenues and certain expenses are not intended to be a complete presentation of the CIM Portfolio’s revenues and expenses. Items excluded consist primarily of interest expense and depreciation and amortization expense recorded in conjunction with the original purchase price accounting.

The combined statement of revenues and certain expenses for the three months ended March 31, 2022 is unaudited. In the opinion of management, the unaudited interim period includes all adjustments, which are of a normal and recurring nature, necessary for a fair and consistent presentation of the CIM Portfolio’s results of operations and the Company is not aware of any other material factors that would cause the financial statements not to be indicative of future operating results. The results of operations for the unaudited interim period presented are not necessarily indicative of full year results of operations.

CIM PORTFOLIO

NOTES TO COMBINED STATEMENT OF REVENUES AND CERTAIN EXPENSES (continued)

Note 3 — Recategorization of the Combined Statement of Revenues and Certain Expenses for the Year Ended December 31, 2021

The combined statement of revenues and certain expenses for the year ended December 31, 2021 was audited based upon the combined historical revenues and certain expenses of the CIM Portfolio for both the 56 properties acquired as of March 31, 2022 and the 25 remaining properties at the time. The 23 properties acquired subsequent to March 31, 2022 are now included as part of the results of the Acquired Properties and, accounting for this recategorization, the combined statement of revenues and certain expenses for the year ended December 31, 2021 is shown below:

	Year Ended December 31, 2021
	Acquired Properties (1)	Properties To Be Acquired (2)	Total
	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
Revenue from tenants	$128,878	$24,530	$153,408
Other income	80	180	260
Total revenues	128,958	24,710	153,668

Certain expenses:
Property operating expense	41,928	9,187	51,115
Total expenses	41,928	9,187	51,115

Revenues in excess of certain expenses	$87,030	$15,523	$102,553

___________

(1)	Includes 56 properties acquired in the three months ended March 31, 2022 and 23 properties acquired subsequent to March 31, 2022.
(2)	Includes two properties that have not yet been acquired.

Note 4 — Summary of Significant Accounting Policies

Use of Estimates

The preparation of the combined statement of revenues and certain expenses in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of revenues and certain expenses. Actual results could differ from those estimates.

Revenue Recognition

Revenue from tenants is recognized on a straight-line basis. As such, the rental revenue for those leases that contain rent abatements and contractual increases are recognized on a straight-line basis over the applicable terms of the related lease.

4

Property Operating Expense

Property operating expense represents the direct expenses of operating the properties and consist primarily of repairs and maintenance, real estate taxes, management fees, insurance, utilities and other operating expenses that are expected to continue in the proposed future operations of the properties.

Note 5 — Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines, penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred. There is no material litigation nor to management’s knowledge is any material litigation currently threatened against the property other than routine litigation, claims and administrative proceedings arising in the ordinary course of business.

Note 6 — Subsequent Events

The Company has evaluated subsequent events through May 23, 2022, the date on which the statement of revenues and certain expenses has been issued and has determined that there have not been any events that have occurred that would require adjustments to, or disclosure in, this financial statement.

5